Exhibit 99.1

Julie A. Shimer Ph.D. Joins Masimo’s Board of Directors
Irvine, California - January 7, 2019 - Masimo (NASDAQ: MASI), a global medical technology developer and manufacturer of innovative noninvasive patient monitoring technologies, announced today that Julie A. Shimer, Ph.D. has been appointed to Masimo’s Board of Directors.

Dr. Shimer is currently a private investor and has over 30 years of product development experience. Dr. Shimer was President and Chief Executive Officer of Welch Allyn, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as President and Chief Executive Officer of Vocera Communications, Inc., from September 2001 through February 2007, also serving on the board of directors. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola.
Dr. Shimer is a member of the Board of Directors of Netgear, Inc. (NASDAQ: NTGR), a member of the Board of Directors of Apollo Endosurgery, Inc. (NASDAQ: APEN), a member of the Board of Directors of Windstream Holdings, Corp. (NASDAQ: WIN), and a member of the Board of Directors of Avanos Medical, Inc. (NYSE: AVNS). Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master’s and Doctorate degrees in Electrical Engineering from Lehigh University.
“We are delighted to welcome Dr. Shimer to Masimo’s Board of Directors,” said Joe Kiani, Founder, Chairman, and CEO of Masimo. “With her many years of executive leadership and board experience in the medical and communications industries and beyond, as well as her technical expertise and engineering background, she will be an invaluable addition. And I’m particularly excited to have a fellow electrical engineer on our Board.”
“I’m honored to join Masimo’s Board,” said Dr. Shimer. “I’ve long admired Masimo’s commitment to advancing care through innovation and I look forward to contributing to its continued success.”

@MasimoInnovates | #Masimo
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About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,1 improve CCHD screening in newborns,2 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response activations and costs.3-5 Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world,6 and is the primary pulse oximetry at 9 of the top 10 hospitals listed in the 2018-19 U.S. News and World Report Best Hospitals Honor Roll.7 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), and more recently, Oxygen Reserve Index (ORi™), in addition to SpO2, pulse rate, and perfusion index (Pi). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect® (MOC-9®) interface, enabling other companies to augment Root with new features and measurement capabilities. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7® wearable patient monitor, iSpO2® pulse oximeter for smartphones, and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at http://www.masimo.com/evidence/featured-studies/feature/.
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[1]	ORi has not received FDA 510(k) clearance and is not available for sale in the United States.

[2]	The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

References

1.	Taenzer AH et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

2.	Taenzer A et al. Postoperative Monitoring - The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

3.	McGrath SP et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

4.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

5.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

6.	Estimate: Masimo data on file.

7.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our assumptions regarding the repeatability of clinical results; risks related to our belief that Masimo’s unique noninvasive measurement technologies contribute to positive clinical outcomes and patient safety; risks related to our belief that Masimo noninvasive medical breakthroughs provide cost-effective solutions and unique advantages; as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com